EXHIBIT 21

                       SUBSIDIARIES OF THE REGISTRANT

Outside Industrial Services, Inc.
American Industrial Management, Inc.
Industrial Fabrication & Repair, Inc.
Maintenance Requisition Order Corp.
NHP Manufacturing Corp.
Products That Produce, Inc.
Federal Supply, Inc.
Federal Fabrication, Inc.
LPS Acquisition Corp.
Prime Florida, Inc.
Workforce Properties Corp.